EXHIBIT 99.1

(BOIS d’ARC ENERGY LOGO)	600 Travis Street
Suite 5200
Houston, Texas 77002
Contact: Roland O. Burns
Chief Financial Officer
(972) 668-8811

For Immediate Release	NEWS RELEASE

BOIS d’ARC ENERGY ANNOUNCES PRICING OF INITIAL
PUBLIC OFFERING OF ITS COMMON STOCK

HOUSTON, TEXAS, May 6, 2005 – Bois d’Arc Energy, LLC (NYSE: BDE) announced today that its initial public offering of 13.5 million shares of its common stock was priced at $13.00 per share to the public. The Company has agreed to sell 12.0 million shares of common stock and a selling stockholder has agreed to sell 1.5 million shares. The Company has granted the underwriters an option to purchase an additional 1.8 million shares to cover over-allotments, if any. Completion of the offering is expected to occur on May 11, 2005, subject to customary closing conditions. Prior to closing, Bois d’Arc Energy, LLC will be converted from a limited liability company to a corporation and will change its name to Bois d’Arc Energy, Inc.

Raymond James & Associates, Inc. is the sole book-running manager for the offering, and Friedman, Billings, Ramsey & Co., Inc., Johnson Rice & Company L.L.C., Harris Nesbitt Corp., Petrie Parkman & Co., Inc., Calyon Securities (USA) Inc., Hibernia Southcoast Capital, Inc. and KeyBanc Capital Markets, Inc., are acting as co-managers.

A registration statement relating to these shares has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained, when available, by contacting Raymond James & Associates, Inc., at 880 Carillon Parkway, St. Petersburg, Florida, 33716, phone number (727) 567-2400.

Bois d’Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico shelf.

Certain statements in this release constitute “forward-looking statements” and involve risks, uncertainties and other factors which may cause the actual performance of Bois d’Arc Energy to be materially different from the performance expressed or implied by such statements. These risks include the failure of the Company to successfully close the initial public offering of its common stock, the timing and success of the Company’s drilling activities, the volatility of prices and supply of, and demand for, oil and natural gas, the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and future production rates and associated costs, the Company’s ability to successfully identify, execute or effectively integrate future acquisitions, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.